FOR IMMEDIATE RELEASE

CONTACT:	Daryl D. Pomranke, President and Chief Executive Officer 219-513-5150
Jerry A. Weberling, Executive Vice President and CFO    219-513-5103

CFS Bancorp, Inc. Reports an Increase in Net Income and
Earnings Per Share for the First Quarter of 2013

MUNSTER, IN - April 30, 2013 - CFS Bancorp, Inc. (NASDAQ: CITZ), the parent of Citizens Financial Bank, today reported net income of $1.5 million, or $.14 per diluted share, for the first quarter of 2013, an increase of $1.0 million, or 207%, from net income of $490,000, or $.05 per share, for the first quarter of 2012.

Financial results for the quarter include:

w	Non-performing loans decreased $1.9 million, or 7.0%, to $25.0 million at March 31, 2013 from $26.9 million at December 31, 2012 and $21.2 million, or 45.9%, from $46.3 million at March 31, 2012;

w	Non-performing assets decreased $1.5 million, or 3.1%, to $48.7 million at March 31, 2013 from $50.3 million at December 31, 2012 and $17.0 million, or 25.8%, from $65.7 million at March 31, 2012;

w	Provision for loan losses decreased to $510,000 for the first quarter of 2013 from $850,000 for the fourth quarter of 2012 and $1.1 million for the first quarter of 2012;

w	Net charge-offs for the first quarter of 2013 totaled $671,000, a decrease from $1.0 million for the fourth quarter of 2012 and $1.7 million for the first quarter of 2012;

w	Loans receivable totaled $664.7 million at March 31, 2013, a decrease of $28.0 million, or 4.0%, from December 31, 2012 and $42.6 million, or 6.0%, from March 31, 2012;

w	Core deposits increased to 66.7% of total deposits at March 31, 2013 compared to 65.1% of total deposits at December 31, 2012 and 62.4% at March 31, 2012;

w	Net interest margin decreased to 3.23% during the first quarter of 2013 from 3.38% in the fourth quarter of 2012 and 3.43% in the first quarter of 2012;

w	The Company’s shareholders’ equity to total assets ratio increased to 9.84% at March 31, 2013 compared to 9.83% at December 31, 2012 and 8.83% at March 31, 2012; and

w
The Bank’s Tier 1 core capital ratio was 8.92% at March 31, 2013, an increase from 8.81% at December 31, 2012 and 8.11% at March 31, 2012; the Bank’s total risk-based capital ratio increased to 14.86% from 14.06% at December 31, 2012 and 13.23% at March 31, 2012.

Chief Executive Officer’s Comments

“Another solid quarter of positive results in the first quarter of 2013 represents our fifth consecutive profitable quarter,” said Daryl D. Pomranke, Chief Executive Officer. “We remain focused on improving our profitability, while reducing non-performing loans and assets through workouts and transfers to other

CFS Bancorp, Inc. - Page 2

real estate owned. We anticipate additional reductions in our non-performing loans and assets during the second quarter through collateral sales and loan repayments. We are also expecting to realize additional recoveries on previously charged-off loans which will help to reduce our level of provision for loan losses in future quarters.”

“We continue to execute our strategic objectives and are on the right path as we see progress each quarter. Non-performing assets continue to decrease; there is continued focus on our targeted loan growth segments, even with moderate loan growth; and our High Performance Checking product has helped to increase our core deposits to over 66% of our total deposits. In addition, our non-interest expense, including other real estate owned and loan collection expenses, continues to moderate as we maintain our focus on creating efficiencies. We expect to see further progress throughout 2013,” added Pomranke.

Update on Strategic Growth and Diversification Plan

Our ratio of non-performing loans to total loans decreased to 3.77% at March 31, 2013 from 3.89% at December 31, 2012. The decrease was primarily due to the transfer to other real estate owned of one non-performing commercial real estate multifamily and non-owner occupied relationship totaling $2.1 million. In addition, repayments and payoffs totaling $839,000 and charge-offs totaling $878,000 also reduced non-performing loans during the quarter. The decrease in total loan balances since December 31, 2012 partially offset the favorable impact the decreases in the non-performing loans had on the ratio to total loans. The ratio of non-performing assets to total assets decreased to 4.25% at March 31, 2013 compared to 4.42% at December 31, 2012 and 5.61% at March 31, 2012. See the “Asset Quality” table in this press release for more detailed information.

Our focus on reducing non-interest expense continues in 2013, which resulted in a 6.9% decrease to $8.5 million for the first quarter of 2013 from $9.1 million for the fourth quarter of 2012 and a 17.2% decrease from $10.2 million for the first quarter of 2012. The $627,000 decrease from the fourth quarter of 2012 is due to a reduction in other real estate owned net expense, loan collection, marketing, and professional fees. See the “Non-Interest Income and Non-Interest Expense” section in this press release for more detailed information.

We continue to target specific segments in our loan portfolio for growth, including commercial and industrial, owner occupied commercial real estate, and multifamily, which, in the aggregate, comprised 59.3% of the commercial loan portfolio at March 31, 2013, compared to 59.2% at December 31, 2012 and 54.5% at March 31, 2012. Our focus on deepening client relationships emphasizes growth in core deposits. Total core deposits at March 31, 2013 increased by $21.5 million from December 31, 2012 and increased to 66.7% of total deposits compared to 65.1% at December 31, 2012 and 62.4% at March 31, 2012, primarily due to an increase in non-interest bearing accounts and the continued shrinkage in certificates of deposit in this low interest rate environment.

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Pre-Tax, Pre-Provision Earnings, As Adjusted1

Pre-tax, pre-provision earnings, as adjusted, were relatively stable at $2.8 million for the first quarter of 2013 compared to $2.9 million for the fourth quarter of 2012 and $2.8 million for the first quarter of 2012. Favorable variances from the fourth quarter of 2012 include increases in gains on the sale of loans held for sale and income from bank-owned life insurance and the aforementioned decreases in marketing and professional fees, which were more than offset by a decrease in net interest income due to lower loan balances and our increased level of liquidity. Favorable variances from the first quarter of 2012 include increases in gains on the sale of loans held for sale and lower compensation and employee benefits and marketing expense during the first quarter of 2013. These favorable variances were offset by lower net interest income and income from bank-owned life insurance.

Net Interest Income and Net Interest Margin

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
	(Dollars in thousands)
Net interest margin	3.23%	3.38%	3.43%
Interest rate spread	3.17	3.31	3.36
Net interest income	$8,201	$8,642	$8,923
Average assets:
Yield on interest-earning assets	3.71%	3.88%	4.08%
Yield on loans receivable	4.62	4.61	4.76
Yield on investment securities	2.78	2.90	3.25
Average interest-earning assets	$1,030,232	$1,018,360	$1,045,778
Average liabilities:
Cost of interest-bearing liabilities	.54%	.57%	.72%
Cost of interest-bearing deposits	.44	.47	.63
Cost of borrowed funds	2.26	2.25	2.20
Average interest-bearing liabilities	$908,356	$902,746	$941,803

The net interest margin decreased 15 basis points to 3.23% for the first quarter of 2013 compared to 3.38% for the fourth quarter of 2012 and 20 basis points compared to the first quarter of 2012. Net interest income decreased to $8.2 million for the first quarter of 2013 compared to $8.6 million for the fourth quarter of 2012 and $8.9 million for the first quarter of 2012, primarily due to lower interest income on loans. The net interest margin was negatively impacted by loans comprising a smaller proportion of interest-earning assets and the Bank having a higher level of liquidity. Management believes that higher levels of liquidity, modest loan demand, reduced but still elevated level of non-performing assets, the continued low interest rate environment, and significant narrowing of spreads available on new investment securities purchases will continue to pressure our net interest margin for the foreseeable future. The first quarter 2013 decrease in yields on investment securities compared to the fourth quarter of 2012 was primarily related to prepayments, maturities, and sales of higher-yielding investment securities with the proceeds reinvested at lower rates. The level of non-performing loans continues to negatively affect the yield on

1 A schedule reconciling earnings in accordance with U.S. generally accepted accounting principles (GAAP) to the non-GAAP measurement of pre-tax, pre-provision earnings, as adjusted, is provided on the last page of the attached tables.

CFS Bancorp, Inc. - Page 4

loans receivable. Also, the net interest margin was positively affected during the first quarter of 2013 by a three basis point decrease in the cost of interest-bearing liabilities from the fourth quarter of 2012 and an 18 basis point decrease compared to the first quarter of 2012.

Interest income totaled $9.4 million for the first quarter of 2013, a decrease of 5.3% from $9.9 million for the fourth quarter of 2012 and 11.2% from $10.6 million for the first quarter of 2012. The decreases are primarily related to the reinvestment of proceeds from sales and maturities of investment securities in lower-yielding investments, lower loan balances, and maintaining higher levels of short-term liquid investments due to the lack of suitable higher-yielding investment alternatives in the current low interest rate environment combined with modest loan demand.

Interest expense decreased 6.5% to $1.2 million for the first quarter of 2013 compared to $1.3 million for the fourth quarter of 2012 and 27.9% from $1.7 million for the first quarter of 2012. Our continuing success in increasing the proportion of low-cost core deposits to total deposits and continued disciplined pricing on new and renewing certificates of deposit contributed to the decrease in interest expense during the first quarter of 2013.

Non-Interest Income and Non-Interest Expense

Non-interest income decreased $656,000, or 18.7%, to $2.9 million for the first quarter of 2013 compared to the fourth quarter of 2012 primarily due to decreases of $408,000 in gains on sales of investment securities, $366,000 in gains on sales of other real estate owned, and $126,000 in deposit related fees as clients historically reduce overdraft activity during the first quarter of each year. These decreases were partially offset by increases of $78,000 in net gains on sales of loans held for sale due to increased sales activity and $103,000 in income from bank-owned life insurance. The income from bank-owned life insurance increased primarily due to $218,000 received from the death of an insured during the first quarter of 2013 compared to $108,000 received from the death of an insured during the fourth quarter of 2012.

Non-interest income was $2.9 million, a 1.1% increase from $2.8 million for the first quarter of 2012 primarily due to an increase of $304,000 in net gains on the sale of loans held for sale due to our expanded residential loan origination and mortgage banking activities. This favorable variance was partially offset by reduced net gains on the sale of investment securities of $234,000 and income from bank-owned life insurance of $210,000. The income from bank-owned life insurance decreased primarily due to $218,000 received from the death of an insured during the first quarter of 2013 compared to $378,000 received from the death of an insured during the first quarter of 2012.

Non-interest expense for the first quarter of 2013 decreased $627,000, or 6.9%, to $8.5 million from $9.1 million for the fourth quarter of 2012. Other real estate owned expense decreased $252,000 due to lower writedowns on the net realizable value of the properties held combined with higher rental income from one of our larger non-owner occupied properties. Loan collection expense decreased $190,000 due to lower collection costs. Marketing expense and professional fees also also decreased $84,000 and $83,000, respectively.

Non-interest expense during the first quarter of 2013 decreased $1.8 million, or 17.2%, to $8.5 million from $10.2 million for the first quarter of 2012 due to a decrease of $343,000 in compensation and employees benefits expense and the absence of $876,000 of severance and early retirement expense related to the Voluntary Early Retirement Offering that was implemented during the first quarter of 2012. In addition, other real estate owned expense decreased $368,000 due to lower holding costs.

CFS Bancorp, Inc. - Page 5

Income Tax Expense

During the first quarter of 2013, we recorded income tax expense of $588,000, equal to an effective tax rate of 28.1%, compared to $658,000, or an effective tax rate of 29.6%, for the fourth quarter of 2012. The decrease in the income tax expense and the effective tax rate was largely related to the tax sheltering effect of the higher income from bank-owned life insurance. During the first quarter of 2012, we recorded an income tax benefit of $166,000 primarily related to the lower pre-tax income and the tax sheltering effect of the higher income from bank-owned life insurance. The tax benefit recorded was offset by the increase in the deferred tax asset valuation allowance recorded during the first quarter of 2012 totaling $166,000, resulting in no income tax benefit for the quarter.

Asset Quality

	March 31, 2013	December 31, 2012	March 31, 2012
	(Dollars in thousands)
Non-performing loans (NPLs)	$25,048	$26,933	$46,275
Other real estate owned	23,698	23,347	19,429
Non-performing assets (NPAs)	$48,746	$50,280	$65,704

Allowance for loan losses (ALL)	$12,024	$12,185	$11,768
Provision for loan losses for the quarter ended	510	850	1,050
Loan charge-offs (recoveries):
Gross loan charge-offs	$878	$1,082	$1,759
Recoveries	(207)	(58)	(53)
Net charge-offs for the quarter ended	$671	$1,024	$1,706

NPLs / total loans	3.77%	3.89%	6.55%
NPAs / total assets	4.25	4.42	5.61
ALL / total loans	1.81	1.76	1.66
ALL / NPLs	48.00	45.24	25.43

Total non-performing loans decreased $1.9 million, or 7.0%, to $25.0 million at March 31, 2013 from $26.9 million at December 31, 2012 and $21.2 million, or 45.9%, from $46.3 million at March 31, 2012. The decrease in the first quarter of 2013 was primarily due to the transfer to other real estate owned of one non-owner occupied and multifamily commercial real estate loan relationship totaling $2.1 million combined with repayments and payoffs totaling $839,000 and charge-offs totaling $878,000. These decreases were partially offset by new non-performing loans totaling $2.0 million, including one commercial and industrial relationship totaling $1.1 million. Of the total non-performing loans at March 31, 2013, $5.9 million, or 23.4%, are current and performing in accordance with their loan agreements. The ratio of non-performing loans to total loans decreased to 3.77% at March 31, 2013 from 3.89% and 6.55% at December 31, 2012 and March 31, 2012, respectively.

The provision for loan losses decreased to $510,000 for the first quarter of 2013 compared to $850,000 for the fourth quarter of 2012 and $1.1 million for the first quarter of 2012. The decrease during the first quarter of 2013 was related to the lower level of charge-offs and increased recoveries during the current quarter, improved asset quality indicators, and a smaller loan portfolio.

CFS Bancorp, Inc. - Page 6

The ratio of the allowance for loan losses to total loans increased to 1.81% at March 31, 2013 from 1.76% at December 31, 2012 and 1.66% at March 31, 2012. When it is determined that a non-performing collateral-dependent loan has a collateral shortfall, management immediately charges-off the collateral shortfall. As a result, we are not required to maintain an allowance for loan losses on these loans as the loan balance has already been written down to its net realizable value (fair value less estimated costs to sell the collateral). As such, the ratio of the allowance for loan losses to total loans and the ratio of the allowance for loan losses to non-performing loans has continued to be negatively affected by cumulative partial charge-offs of $9.3 million recorded through March 31, 2013 on $9.4 million (net of charge-offs) of non-performing collateral dependent loans. At March 31, 2013, the ratio of the allowance for loan losses to non-performing loans excluding the $9.4 million of non-performing collateral dependent loans with partial charge-offs decreased to 76.9% compared to 88.2% at December 31, 2012 due to a lower amount of non-performing collateral dependent loans with partial charge-offs.

During the first quarter of 2013, we transferred one commercial real estate and three retail loan relationships totaling $2.2 million to other real estate owned and sold five other real estate owned properties aggregating $1.7 million resulting in net gains on the sales of $10,000. We continue to explore ways to reduce our overall exposure in our non-performing assets through various alternatives, including using A/B-Note structures and the potential sale of certain of these assets. We currently have contracts for the sale of certain other real estate owned properties which will reduce non-performing assets by $1.4 million once completed with no anticipated loss on sale, presuming the transactions close as scheduled and pursuant to the contract terms. We are also aware of three borrowers with non-accrual loans aggregating $3.4 million that have contracts related to the sale of the underlying collateral, which if consummated, will provide funds to repay their loans and provide loan loss recoveries of $1.1 million.

Statement of Condition Highlights

The table below provides a summary of the more significant items in our statement of condition as of the dates indicated.

	March 31, 2013	December 31, 2012	March 31, 2012
	(Dollars in thousands)
Assets:
Total assets	$1,146,368	$1,138,109	$1,170,542
Interest-earning deposits with banks	133,766	114,122	89,718
Investment securities	235,177	218,748	255,158
Loans receivable, net of unearned fees	664,308	692,267	706,938

Liabilities and Equity:
Total liabilities	$1,033,591	$1,026,287	$1,067,207
Deposits	974,328	965,791	1,004,441
Borrowed funds	49,828	50,562	51,935
Shareholders’ equity	112,777	111,822	103,335

CFS Bancorp, Inc. - Page 7

Loans Receivable

	March 31, 2013		December 31, 2012		March 31, 2012
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial loans:
Commercial and industrial	$91,649	13.8%	$102,628	14.8%	$86,807	12.3%
Commercial real estate - owner occupied	99,030	14.9	98,046	14.2	95,110	13.5
Commercial real estate - non-owner occupied	159,414	24.0	164,392	23.7	185,070	26.2
Commercial real estate - multifamily	71,630	10.8	75,228	10.9	75,864	10.7
Commercial construction and land development	15,335	2.3	20,228	2.9	22,691	3.2
Commercial participations	5,137.8		5,311.8		7,089	1.0
Total commercial loans	442,195	66.6	465,833	67.3	472,631	66.9
Retail loans:
One-to-four family residential	172,540	25.9	175,943	25.4	179,980	25.5
Home equity lines of credit	45,616	6.9	46,477	6.7	50,496	7.1
Retail construction and land development	1,370.2		1,176.2		1,282.2
Other	3,025.5		3,305.5		2,942.4
Total retail loans	222,551	33.5	226,901	32.8	234,700	33.2
Total loans receivable	664,746	100.1	692,734	100.1	707,331	100.1
Net deferred loan fees	(438)	(.1)	(467)	(.1)	(393)	(.1)
Total loans receivable, net of unearned fees	$664,308	100.0%	$692,267	100.0%	$706,938	100.0%

Total loans receivable decreased $28.0 million, or 4.0%, at March 31, 2013 from December 31, 2012 and $42.6 million, or 6.0%, from March 31, 2012. The first quarter decrease was primarily due to repayments totaling $26.6 million, including $10.8 million of lower commercial and industrial line usage, sales of one-to-four family loans totaling $11.7 million, transfers to other real estate owned totaling $2.2 million, and gross charge-offs of $878,000. Partially offsetting these decreases, loan fundings during the first quarter of 2013 totaled $12.8 million, down from $43.5 million, or 70.5%, for the fourth quarter of 2012 and $32.7 million, or 60.7%, for the first quarter of 2012. The decrease in loan fundings is primarily due to the competitive market for loans as well as a decrease in commercial clients utilizing lines of credit.

At March 31, 2013, our total commercial loans outstanding that were originated prior to January 1, 2008 (Pre-1/1/08) decreased to $139.8 million, or 31.6% of total commercial loans outstanding, compared to $152.4 million, or 32.7%, at December 31, 2012 and $194.0 million, or 41.1%, at March 31, 2012. The Pre-1/1/08 portfolio has had a significantly higher percentage of non-performing loans and has accounted for 92.2% of all commercial loan charge-offs since January 1, 2008. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2012 for more detailed discussions of our Pre-1/1/08 commercial portfolio.

During the first quarter of 2013, we sold $11.7 million of conforming one-to-four family fixed-rate mortgage loans into the secondary market and recorded gains on the sales of $463,000 compared to loan sales and gains on the sales of $15.2 million and $385,000, respectively, in the fourth quarter of 2012 and $9.2 million and $159,000, respectively, in the first quarter of 2012.

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Deposits

	March 31, 2013		December 31, 2012		March 31, 2012
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Checking accounts:
Non-interest bearing	$114,897	11.8%	$107,670	11.1%	$105,177	10.5%
Interest-bearing	192,051	19.7	185,388	19.2	179,366	17.8
Money market accounts	183,766	18.9	182,001	18.9	202,668	20.2
Savings accounts	159,633	16.4	153,799	15.9	140,025	13.9
Core deposits	650,347	66.8	628,858	65.1	627,236	62.4
Certificates of deposit accounts	323,981	33.2	336,933	34.9	377,205	37.6
Total deposits	$974,328	100.0%	$965,791	100.0%	$1,004,441	100.0%

Since the implementation of our High Performance Checking (HPC) deposit acquisition marketing program that targets both retail and business clients, we have seen a significant increase in core deposits. The program is designed to attract a younger demographic and enhance growth in the number of checking accounts, core deposits, and related fee income as well as to provide additional cross-selling opportunities. In addition, core deposits continue to benefit from clients moving maturing certificates of deposit into money market and savings accounts due to the current low interest rate environment. Partially offsetting the favorable results of HPC, our core deposits were impacted by our 2012 decision to exit four of our larger single-service deposit relationships which resulted in a decrease of $42.0 million during 2012. This decision enabled us to decrease our level of liquidity and improve our Tier 1 core capital ratios.

Borrowed Funds

	March 31, 2013	December 31, 2012	March 31, 2012
	(Dollars in thousands)
Short-term variable-rate repurchase agreements	$10,377	$11,053	$12,123
FHLB advances	39,451	39,509	39,812
Total borrowed funds	$49,828	$50,562	$51,935

Borrowed funds decreased during the first quarter of 2013 primarily due to levels of repurchase agreements, which will fluctuate depending on our client’s liquidity needs combined with repayments of our amortizing FHLB advances.

Shareholders’ Equity

Shareholders’ equity at March 31, 2013 increased slightly to $112.8 million, or 9.84% of assets, from $111.8 million, or 9.83% of assets, at December 31, 2012 and $103.3 million, or 8.83% of assets, at March 31, 2012. The increase from December 31, 2012 was primarily due to net income of $1.5 million partially offset by a decrease in accumulated other comprehensive income, net of tax, of $443,000 and dividends declared of $109,000.

At March 31, 2013, the Bank’s Tier 1 capital ratio increased 11 basis points to 8.92% from 8.81% at December 31, 2012 and 81 basis points from 8.11% at March 31, 2012. The Bank’s total capital to risk-weighted assets ratio increased 80 basis points to 14.86% from 14.06% at December 31, 2012 and 163

CFS Bancorp, Inc. - Page 9

basis points from 13.23% at March 31, 2012. The increases in the capital ratios are primarily related to the increase in shareholders’ equity combined with a decrease in risk-based assets. At March 31, 2013, the Bank was deemed to be “well capitalized” and in excess of the regulatory capital requirements set by the OCC in December 2012 for both Tier 1 capital and total risk-based capital to risk-weighted assets.

Company Profile

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank. Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities to be successful. We have 20 full-service banking centers throughout adjoining markets in Chicago’s Southwest suburbs and Northwest Indiana. Citizens Financial Bank has been recognized by the Chicago Tribune as one of Chicago’s Top 100 Workplaces for the third year in a row for 2012. Our website can be found at www.citz.com.

Forward-Looking Information

This press release contains certain forward-looking statements and information relating to us that is based on our beliefs as well as assumptions made by and information currently available to us. These forward-looking statements include but are not limited to statements regarding our ability to successfully execute our strategy and Strategic Growth and Diversification Plan, the level and sufficiency of the Bank’s current regulatory capital and equity ratios, our ability to continue to diversify the loan portfolio, efforts at deepening client relationships, increasing levels of core deposits, lowering non-performing asset levels, managing and reducing credit-related costs, increasing revenue growth and levels of earning assets, the effects of general economic and competitive conditions nationally and within our core market area, the ability to sell other real estate owned properties and mortgage loans held for sale, the sufficiency of the levels of provision for and the allowance for loan losses, amounts of charge-offs, levels of loan and deposit growth, interest on loans, asset yields and cost of funds, net interest income, net interest margin, non-interest income, non-interest expense, the interest rate environment, and other risk factors identified in the filings we make with the Securities and Exchange Commission. In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as well as statements that include future events, tense, or dates, or that are not historical or current facts, as they relate to us, our business, prospects, or our management, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, assumptions, and changes in circumstances. Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements. We do not intend to update these forward-looking statements unless required to under the federal securities laws.

CFS Bancorp, Inc. - Page 10

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Interest income:
Loans receivable	$7,700	$8,183	$8,386
Investment securities	1,593	1,650	2,130
Other interest-earning assets	124	110	93
Total interest income	9,417	9,943	10,609

Interest expense:
Deposits	931	1,008	1,390
Borrowed funds	285	293	296
Total interest expense	1,216	1,301	1,686
Net interest income	8,201	8,642	8,923
Provision for loan losses	510	850	1,050
Net interest income after provision for loan losses	7,691	7,792	7,873

Non-interest income:
Deposit related fees	1,520	1,646	1,469
Net gain (loss) on sale of:
Investment securities	184	592	418
Loans held for sale	463	385	159
Other real estate owned	10	376	(47)
Income from bank-owned life insurance	330	227	540
Other income	347	284	285
Total non-interest income	2,854	3,510	2,824

Non-interest expense:
Compensation and employee benefits	4,370	4,315	4,713
Net occupancy expense	694	672	708
FDIC insurance premiums and regulatory assessments	481	474	488
Data processing	513	483	438
Furniture and equipment expense	403	436	457
Marketing	269	353	404
Professional fees	328	411	253
Other real estate owned related expense, net	250	502	618
Loan collection expense	133	323	118
Severance and retirement compensation expense	—	—	876
Other general and administrative expenses	1,014	1,113	1,134
Total non-interest expense	8,455	9,082	10,207

Income before income taxes	2,090	2,220	490
Income tax expense	588	658	—

Net income	$1,502	$1,562	$490

Basic earnings per share	$.14	$.15	$.05
Diluted earnings per share	.14	.14	.05

Weighted-average common and common share equivalents outstanding:
Basic	10,739,160	10,754,739	10,697,892
Diluted	10,810,800	10,819,679	10,746,398

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CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	March 31, 2013	December 31, 2012	March 31, 2012

ASSETS
Cash and amounts due from depository institutions	$20,474	$20,577	$23,429
Interest-earning deposits with banks	133,766	114,122	89,718
Cash and cash equivalents	154,240	134,699	113,147

Investment securities available-for-sale, at fair value	220,196	203,290	239,247
Investment securities held-to-maturity, at cost	14,981	15,458	15,911

Loans receivable, net of deferred fees	664,308	692,267	706,938
Allowance for loan losses	(12,024)	(12,185)	(11,768)
Net loans	652,284	680,082	695,170

Loans held for sale	955	1,509	1,198
Investment in Federal Home Loan Bank stock, at cost	6,188	6,188	6,188
Bank-owned life insurance	36,233	36,604	36,273
Accrued interest receivable	2,669	2,528	2,841
Other real estate owned	23,698	23,347	19,429
Office properties and equipment	15,519	15,768	16,466
Net deferred tax assets	11,032	11,302	16,621
Other assets	8,373	7,334	8,051
Total assets	$1,146,368	$1,138,109	$1,170,542

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$974,328	$965,791	$1,004,441
Borrowed funds	49,828	50,562	51,935
Advance payments by borrowers for taxes and insurance	4,542	4,734	4,550
Other liabilities	4,893	5,200	6,281
Total liabilities	1,033,591	1,026,287	1,067,207

Shareholders’ equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	—	—	—
Common stock, $0.01 par value; 85,000,000 shares authorized; 23,423,306 shares issued; 10,898,168, 10,874,687, and 10,877,788 shares outstanding	234	234	234
Additional paid-in capital	186,975	187,260	186,995
Retained earnings	78,310	76,914	73,066
Treasury stock, at cost; 12,525,138, 12,548,619, and 12,545,518 shares	(154,411)	(154,698)	(154,735)
Accumulated other comprehensive income (loss), net of tax	1,669	2,112	(2,225)
Total shareholders’ equity	112,777	111,822	103,335
Total liabilities and shareholders’ equity	$1,146,368	$1,138,109	$1,170,542

CFS Bancorp, Inc. - Page 12

CFS BANCORP, INC.
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	March 31, 2013	December 31, 2012	March 31, 2012

Book value per share	$10.35	$10.28	$9.50
Shareholders’ equity to total assets	9.84%	9.83%	8.83%
Tier 1 core capital ratio (Bank only)	8.92	8.81	8.11
Total risk-based capital ratio (Bank only)	14.86	14.06	13.23
Common shares outstanding	10,898,168	10,874,687	10,877,788
Employees (FTE)	262	261	273
Number of full service banking centers	20	20	20

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Average Balance Data:
Total assets	$1,141,032	$1,126,087	$1,159,197
Loans receivable, net of unearned fees	676,181	706,066	708,713
Investment securities	229,120	222,972	258,882
Interest-earning assets	1,030,232	1,018,360	1,045,778
Deposits	966,670	956,561	990,288
Interest-bearing deposits	857,838	851,829	888,643
Non-interest bearing deposits	108,832	104,732	101,645
Interest-bearing liabilities	908,356	902,746	941,803
Shareholders’ equity	112,143	108,795	104,285
Performance Ratios (annualized):
Return on average assets	.53%	.55%	.17%
Return on average equity	5.43	5.71	1.89
Average yield on interest-earning assets	3.71	3.88	4.08
Average cost of interest-bearing liabilities	.54	.57	.72
Interest rate spread	3.17	3.31	3.36
Net interest margin	3.23	3.38	3.43
Non-interest expense to average assets	3.01	3.21	3.54
Efficiency ratio (1)	77.78	78.56	90.10

Cash dividends declared per share	$.01	$.01	$.01
Market price per share of common stock for the period ended:
Close	$7.99	$6.27	$5.70
High	8.07	6.41	6.29
Low	6.18	5.54	4.33

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain on sales of investment securities.

CFS Bancorp, Inc. - Page 13

CFS BANCORP, INC.
Reconciliation of Income Before Income Taxes to Pre-Tax, Pre-Provision Earnings, as adjusted
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Income before income taxes	$2,090	$2,220	$490
Provision for loan losses	510	850	1,050
Pre-tax, pre-provision earnings	2,600	3,070	1,540

Add back (subtract):
Net gain on sale of investment securities	(184)	(592)	(418)
Net (gain) loss on sale of other real estate owned	(10)	(376)	47
Other real estate owned related expense, net	250	502	618
Loan collection expense	133	323	118
Severance and retirement compensation expense	—	—	876
Pre-tax, pre-provision earnings, as adjusted	$2,789	$2,927	$2,781

Pre-tax, pre-provision earnings, as adjusted, to average assets (annualized)	.99%	1.03%	.96%

Our accounting and reporting policies conform to U.S. generally accepted accounting principles (GAAP) and general practice within the banking industry. We use certain non-GAAP financial measures to evaluate our financial performance and have provided the non-GAAP financial measures of pre-tax, pre-provision earnings, as adjusted, and pre-tax, pre-provision earnings, as adjusted, to average assets. In these non-GAAP financial measures, the provision for loan losses, other real estate owned related income and expense, loan collection expense, and certain other items, such as gains and losses on sales of investment securities and other real estate owned and severance and retirement compensation expenses, are excluded. We believe that these measures are useful because they provide a more comparable basis for evaluating financial performance excluding certain credit-related costs and other non-recurring items period to period and allows management and others to assess our ability to generate pre-tax earnings to cover our provision for loan losses and other credit-related costs. Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business performance, these operating measures should not be considered as an alternative to GAAP.